Exhibit 99.1

Usurf America Completes Acquisition of Sovereign Companies

       Combined Companies Poised for Rapid Growth and Profitable Operation

      DENVER, Feb. 23 /PRNewswire-FirstCall/ -- Usurf America, Inc. (OTC Bulletin Board: USUR), a leading regional provider of high-speed broadband communications services today announced that it has closed the acquisition of Sovereign Companies valued at over $30 million and the companies have begun combining operations. Terms of the deal include the payment of 35,000,000 shares of common stock and the issuance of 100,000 shares of Series B preferred stock at closing. Additional shares may be earned over the next 36 months upon the attainment of revenue and profitability targets.

      The additional incentive shares are based upon Sovereign's achieving a minimum of $5,000,000 net operating income (NOI) annually for each of the next three years with maximum incentive achievable only if NOI exceeds $8,000,000 annually for three years.

      "Given our existing revenue base, pipeline of in-phase projects, and excellent visibility into new projects, I am confident Sovereign will easily surpass revenue in the $75M range in 2005 and that we will exceed $5M in NOI for the year," said Ed Garneau, president of Sovereign. "With this acquisition we feel we have an extraordinary opportunity to offer a much more comprehensive set of compelling communications oriented products and services to our residential, commercial, developer, and civil customers."

      Mr. Garneau will continue to lead Sovereign as well as assume the role of Chief Operating Officer for the USURF companies.

      "Ed Garneau and the entire Sovereign team represent the most professional and accomplished turn-key development services company I have ever seen. In addition to offering comprehensive project development and construction management, Sovereign has always focused on delivering and operating state-of-the-art voice, video, and data services in all of their projects," said Dave Weisman, chairman of Usurf. "The combination of Sovereign's construction scale and deep customer/partner relationships along with Usurf's technology and Bundled Digital Services (BDS) operating experience promises to deliver real value to Usurf's customers and shareholders."

      Operationally the combined companies will focus on delivering integrated construction and construction management services, as well as broadband communications design, implementation, and operations services to other large developers and municipalities seeking to deploy broadband services.

      Weisman added, "We have seen a rapidly growing trend for major developers to seek to more tightly control the kind and type of communication services in their projects, as well as to derive long-term recurring revenue from broadband service deployment. By partnering with Usurf, they can have access to sophisticated BDS design and implementation services, as well as share in the revenue derived from delivering voice, data, and video services for years after project completion."

      By merging the two companies and leveraging Usurf's expertise in deploying next generation communications infrastructure, Usurf will be in a unique position to greatly expand its reach into the housing market and to offer a comprehensive suite of communications-oriented technology and building services to other developers and to municipalities seeking to deploy next generation communications infrastructure.

      The company expects to consolidate reporting from the combined entities within 90 days and expects revenues to be fully accretive.

      About USURF America, Inc.

      Based in Broomfield, Colo., Usurf America is implementing specific strategies designed to leverage the Company's IP-based software technology enabling fully ubiquitous voice, video and data product deployments in targeted geographic regions of the United States. For more information about Usurf America, please visit the Company's website at www.usurf.com.

      SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Usurf America and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Usurf America's Securities and Exchange Commission filings. Usurf America wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Usurf America. There are many factors that will determine whether Usurf America will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Usurf America undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:  Jim Mills, J.F. Mills/Worldwide for Usurf America, Inc.
          (303) 639-6186 or jfmills@jfmillsworldwide.com

          Denise Hoover, of Usurf America, Inc.
          (303) 285-5379 investorrelations@usurf.com